
Targeting Dry Eye with OK-101

OKYO PHARMA

Corporate Presentation

Issuer Free Writing Prospectus dated April 26, 2022
Relating to Preliminary Prospectus dated April 26, 2022
Filed Pursuant to Rule 433
Registration Statement No. 333-263326

Disclaimer

This institutional presentation document has been prepared by OKYO Pharma Limited ("**OKYO**") for information purposes only in relation to the proposed placing of American Depositary Shares ("**ADSs**") representing ordinary shares of no par value each in the capital of OKYO (the "**Offering**"), the listing of the ADSs on the Nasdaq Capital Market (the "**Listing**") and admission of the ordinary shares underlying the ADSs to listing on the standard segment of the Official List of the United Kingdom Financial Conduct Authority ("**FCA**") and to trading on the main market for listed securities of London Stock Exchange plc. For the purposes of this notice, "**presentation**" means this institutional presentation document, any oral presentation, any question-and-answer session and any written or oral material discussed or distributed during any presentation meeting. This presentation is the sole responsibility of OKYO.

The contents of this presentation are strictly private and confidential and may not be copied, distributed, published or reproduced in whole or in part, or otherwise disclosed. Failure to comply with these restrictions may constitute a violation of applicable securities laws.

This presentation is not a prospectus and investors must only subscribe for or purchase securities referred to in this presentation on the basis of the information contained in a registration statement on Form F-1 (Registration No. 333-263326) (including a prospectus) (the "**Registration Statement**") filed with the U.S. Securities and Exchange Commission (the "**SEC**") in connection with the Listing and Offering, and not in reliance on any information in this presentation. The Registration Statement has not yet become effective. Before investing, you should read the prospectus in the Registration Statement (including, *inter alia*, the risk factors described therein) and other documents the issuer has filed with the SEC for more complete information about OKYO and the Offering. The preliminary prospectus dated April 14, 2022 and subsequent amendments thereto are available for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, OKYO or any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by contacting ThinkEquity, 17 State Street, 22nd Floor, New York, New York 10004, telephone: (877) 436-3673; email: prospectus@think-equity.com.

This presentation may be amended, superseded or replaced, or the Offering may not proceed at all (and the issue of this presentation shall not be taken as any form of commitment on the part of OKYO to proceed with any transaction, including, but not limited to, the Offering). Upon such publication and being deemed effective by the SEC, the Registration Statement will supersede this presentation and the information contained herein in its entirety. Any Offering, if at all, will be made only by means of the prospectus forming a part of the effective Registration Statement.

This presentation is made available for information purposes only and does not, and is not intended to, constitute an offer to sell or an offer, inducement, invitation or commitment to purchase or subscribe for any securities. The distribution of this presentation may, in certain jurisdictions, be restricted by law and neither it nor any part of it nor the fact of its distribution shall form the basis of or be relied upon in connection with any contract and it does not constitute a recommendation regarding any securities.

Nothing contained in this presentation shall form the basis of any contract or commitment whatsoever. No representation or warranty is given by or on behalf of OKYO or ThinkEquity LLC ("**ThinkEquity**") or any of such persons' directors, officers, employees or affiliates or any other person (their "**Related Parties**") as to the fairness, accuracy or completeness of the contents of this presentation or any other statement made or purported to be made by any of them, or on their behalf, in connection with OKYO, the Listing or the Offering. Nothing in this presentation shall be relied upon as a promise or representation in this respect, whether as to the past or the future. There is no obligation on any person to update this presentation. No liability whatsoever is accepted by OKYO, ThinkEquity or any of their respective Related Parties for any loss howsoever arising, directly or indirectly, from any use of this presentation, the information or opinions contained herein or otherwise arising in connection herewith.

By accepting and using this presentation, you will be deemed to agree not to disclose any information contained herein except as may be required by law. Additionally, certain information contained in this presentation has been obtained from published sources prepared by other parties, which in certain cases have not been updated to the date hereof. While such information is believed to be reliable for the purpose used in this presentation, each of OKYO, ThinkEquity and their respective Related Parties do not assume any responsibility for the accuracy or completeness of such information and which has not been independently verified by OKYO, ThinkEquity or their respective Related Parties. Except where otherwise indicated herein, the information provided in this presentation is based on matters as they exist as of the date of preparation and not as of any future date, and will not be updated or otherwise revised to reflect information that subsequently becomes available, or circumstances existing or changes occurring after the date of this presentation.

Certain information contained in this presentation constitutes "forward-looking statements," which can be identified by the use of terms such as "may", "will", "should", "expect", "anticipate", "project", "estimate", "intend", "continue," "target", "aim", "forecast", "plan" or "believe" (or the negatives thereof) or other variations thereon or comparable terminology. These forward-looking statements are statements regarding OKYO's intentions, beliefs or current expectations concerning, *inter alia*, OKYO or its group's results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which OKYO and its group operates, and include statements regarding OKYO's planned pre-clinical studies and clinical trials, regulatory approval process, and demand for OKYO's product candidates are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those suggested by such forward-looking statements. These factors include, but are not limited to, the following: OKYO has incurred significant net losses and anticipates that it will continue to incur significant net losses for the foreseeable future; OKYO has never generated any revenue from product sales and may never be profitable; OKYO will need to raise additional funding in the future, which may not be available on acceptable terms, or at all; OKYO may not be able to obtain exclusivity or intellectual property rights for its product candidates or prevent others from developing similar competitive products. Forward-looking statements involve inherent known and unknown risks, uncertainties and contingencies because they relate to events and depend on circumstances that may or may not occur in the future and may cause the actual results, performance or achievements of OKYO to be materially different from those expressed or implied by such forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond OKYO's ability to control or estimate precisely, such as future market conditions, currency fluctuations, the behaviour of other market participants, the actions of regulators and other factors such as OKYO's ability to continue to obtain financing to meet its liquidity needs, changes in the political, social and regulatory framework in which OKYO operates or in economic or technological trends or conditions.

Past performance should not be taken as an indication or guarantee of future results, and no representation or warranty, express or implied, is made regarding future performance. OKYO expressly disclaims any obligation or undertaking to release any updates or revisions to these forward-looking statements to reflect any change in OKYO's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based after the date of this presentation or to update or to keep current any other information contained in this presentation. No representation or warranty is made as to the achievement or reasonableness of and no reliance should be placed on such forward-looking statements. There is no guarantee that OKYO will generate a particular rate of return. In addition, prior to making any investment decision prospective investors should carefully consider the risk factors described in the Registration Statement. Accordingly, investors should not rely on such forward-looking statements in this presentation.

Potential investors should be aware that any investment in OKYO is speculative, involves a high degree of risk and could result in the loss of all or substantially all of their investment. The securities are only suitable for investors who understand the potential risk of capital loss, that there may be limited liquidity in the underlying investments and securities of OKYO, for whom an investment in the securities is part of a diversified investment programme and who fully understand and are willing to assume the risks involved in such an investment. This presentation does not constitute a recommendation concerning the Offering.

This presentation is being distributed only to and is only directed at: (i) persons in member states of the European Economic Area ("**EEA**") who are "qualified investors" within the meaning of the Prospectus Regulation (EU) 2017/1129 (as amended) (the "**Prospectus Regulation**") ("**Qualified Investors**"); and (ii) persons in the United Kingdom ("**UK**") that are "qualified investors" within the meaning of the Prospectus Regulation as it forms part of UK domestic law pursuant to the European Union (Withdrawal) Act 2018 (as amended) (the "**UK Prospectus Regulation**") and are persons: (a) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the "**Order**"); (b) who are high net worth persons or entities falling within Article 49(2)(a) to (d) of the Order; or (c) to whom it may otherwise be lawfully distributed (all such persons in (a), (b) and (c) together being referred to as "**Relevant Persons**"). This presentation has not been approved by an authorised person in accordance with section 21 of the UK Financial Services and Markets Act 2000 (as amended), nor is it a "prospectus" for the purposes of the Prospectus Regulation or the UK Prospectus Regulation. This presentation must not be acted on or relied on (i) in the UK, by persons who are not Relevant Persons, and (ii) in the EEA, by persons who are not Qualified Investors. If you are in any doubt as to the matters contained in this presentation (including whether, if you are based in the UK or EEA, you fall within the definitions of Qualified Investor or Relevant Person), you should consult an authorised person specialising in advising on investments of the kind contained in this presentation.

ThinkEquity is acting only for OKYO in connection with the contents of this presentation, the Listing and the Offering. ThinkEquity will not regard any other person (whether or not a recipient of this presentation) as its customer in relation to the Offering and will not be responsible to anyone other than OKYO for providing the protections afforded to customers of ThinkEquity or for providing advice in relation to the Listing and the Offering or any other matter referred to in this presentation.

This presentation has been made available to you in electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and, consequently, none of OKYO, ThinkEquity or any of their respective Related Parties, or any other person, accepts any liability or responsibility whatsoever in respect of any difference between the version distributed to you in electronic format and the hard copy version available to you on request. Please ensure that your copy is complete. You are responsible for protecting against viruses and other destructive items. Neither the website of OKYO, or any website accessible by hyperlinks on from such website forms part of this presentation.

By attending or receiving this presentation (whether electronically or in hard copy form), you irrevocably represent, warrant and undertake to OKYO and ThinkEquity that you have read and agree to comply with, and be bound by, the terms of this disclaimer, including, without limitation, the obligation to keep this presentation and its contents confidential. This presentation should not be taken out of context.

Free Writing Prospectus

We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus, dated April 26, 2022, is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity LLC, located at 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, or by email at prospectus@think-equity.com.

Offering Summary

Issuer	**OKYO Pharma Limited**
Listing / Symbol	Nasdaq: OKYO/ADS LSE: OKYO/Ordinary Shares
Expected Offering Size	~ $5,000,000 of ADSs
Over-Allotment Option	15%
Use of Proceeds	• File IND for OK-101 to treat DED • Start the Phase 2 clinical trial for OK-101 in DED patients • Working capital and general corporate purposes
Sole Book-Running Manager	ThinkEquity

OKYO Pipeline

Major OKYO focus: OK-101 to treat Dry Eye Disease

Asset	Indication	Pre-Clinical	*IND-Enabling Studies	Phase 1	Phase 2	Phase 3
OK-101	Dry Eye	→	→	**Not Required	*Anticipated start date Q4-2022*	
	Uveitis	→				
	Allergic Conjunctivitis	→				
	Ocular Pain	→				
OK-201	Discovery Program					

**Anticipated IND Submission date Q3/Q4, 2022*

***Topical drug delivery*

Investment Highlights

Topically Delivered OK-101 Drug Candidate

- Novel mechanism of action: anti-inflammatory & pain reducing activity
- Inflammation and pain are the most common symptoms of dry eye
- Strong need for new drugs for dry eye disease
- Huge market potential for new drugs for dry eye disease

Rapid Clinical Development

- IND planned for Q3/Q4 2022
- First human trial planned as Phase 2 efficacy trial in dry eye disease patients
- Phase 2 planned to enroll first patient in Q4 2022
- Topline data anticipated in Q2/Q3, 2023
- Development time to approval: 4-5 years

Capital Efficient Program

- Able to skip Phase 1 safety trial and go directly to Phase 2 safety and efficacy trial in dry eye disease patients
- Short Phase 2 trial: n = 200-250 Trial duration = 6-8 months
- Phase 2 trial designed as potential Phase 3 registration trial
- Rapid clinical development plan

Drug Candidate OK-101 to Treat Dry Eye Disease

OK-101: **A lipid-conjugated chemerin peptide** that targets a *GPCR receptor located on ocular immune cells involved in inflammation

- *Novel mechanism-of-action – In vitro* and animal *studies indicate OK-101* ***exhibits both anti-inflammatory and ocular pain reducing activities***
- *Lipidated chemerin peptide chemistry* ***minimizes tear washout from ocular surface***
- *Administered topically, and is planned to go* ***straight from successful IND filing to Phase 2 efficacy trial*** *in dry eye disease patients*
- ***Rapid path to establishing efficacy -*** *should save time and capital on clinical development*

** G protein-coupled receptor*

Chemerin- A Potential Regulator of Inflammation & Pain


OK-101
Stable, Protease Resistant
Chemerin Peptide fragment
Linker
Anchored
Lipid
Chemerin
CHEMR23
Pro-Inflammatory
Phenotype
Anti-Inflammatory
Phenotype
Immune Cells
Macrophages
T helper cells (Th)
Monocytes
Neutrophils
High Potency
Wash Resistance

- Chemerin, endogenous agonist of chemerin receptor ChemR23, activates immune cells at the inflammation site
- Smaller chemerin derived peptides can physiologically inhibit the inflammatory response of chemerin
- Topically administered OK-101 peptide can dramatically enhance the anti-inflammatory response

Proprietary MAP platform


Chemerin
Peptide
fragment
CHEMR23 /
CMKLR1
Linker
Anchored
Lipid
Cell
membrane
Anti-Inflammatory
Response
Immune Cells
Macrophages
T helper cells (Th)
Monocytes
Neutrophils

Novel membrane-anchored peptide (MAP) technology* enhances potency and increases drug residual time on the ocular surface

**OKYO has exclusive license for OK-101, a novel membrane-anchored chemerin peptide from OTTx Therapeutics, Boston that has potential to reduce ocular surface inflammation and ocular pain*

Membrane Anchoring Improves Potency, and Durability

***In-vitro studies**

Enhanced Potency

Human Chemerin Receptor



Luciferase activity
(Max soluble unwashed =100%)
125
100
75
50
25
0
OK-101
Anchored
No Anchor
No
Ligand
-
11
-9
-7
-5
[Ligand], log(M)

Increased Durability

Human Chemerin Receptor

(Wash Resistant)



Luciferase activity
(Max soluble unwashed =100%)
125
100
75
50
25
0
OK-101
Anchored
No Anchor
No
Ligand
-
11
-9
-7
-5
[Ligand], log(M)

*Adapted from Doyle J et al, J. Biol. Chem. 2014; 289:13385

Validation, Dry Eye Mouse Model



OK-101 had efficacy
equivalent to cyclosporine*
Stain
Corneal Permeability
1600
1400
1200
1000
800
600
400
200
0
Healthy eye
Induced dry eye
Dry eye
Cyclosporine (0.1%)
Dry eye
Phosphate
buffer
Dry eye
Phosphate buffer +
OK-101 (0.04%)



- OK-101 and cyclosporine were administered topically twice a day
- Corneal permeability significantly reduced with OK-101 vs phosphate buffer (vehicle) alone
- Potency of OK-101 was comparable to cyclosporine, an active ingredient of Restasis (Allergan)
- Reducing corneal permeability with OK-101 improves corneal integrity in dry eye mouse model

*Patil et al. (2019) 14th Congress on Ocular Pharmacology and Therapeutics, New Orleans, LA

OK-101 Normalized Goblet Cells & Reduced Inflammatory CD4 T Cells

Increased mucin-secreting goblet cells*

OK-101: (0.04%) normalized goblet cell density

(OK-101 was administered topically twice a day)



Goblet cell density
Goblet cells/mm
60
50
40
30
20
10
0
P<0.0
1
P<0.001
Healthy eye
Dry eye Phosphate buffer
Dry eye Phosphate buffer + OK-101

Reduced Inflammatory Biomarkers*

OK-101: (0.04%) reduced count of CD4+ T cells, which are known biomarkers of inflammation



CD4+ T cells
CD4+ T cells in conjunctiva epithelium (cells/100 µm)
2.5
2.0
1.5
1.0
0.5
0
P<0.05
P<0.0
1
Healthy eye
Dry eye Phosphate buffer
Dry eye Phosphate buffer + OK-101

*Patil et al. (2019) 14th Congress on Ocular Pharmacology and Therapeutics, New Orleans, LA

OK-101: Potential Modulator of Ocular Pain

A significant proportion of dry eye patients suffer from "neuropathic ocular pain" with moderate to greater pain intensity.

*** Ciliary Nerve Ligation Model**

Ciliary nerve ligation surgery to create the corneal neuropathic pain (CNP) model



Long Ciliary Nerve
Short Ciliary Nerve

*Collaboration with Dr. Pedram Hamrah, Tufts Medical Center, Boston (Kenyon B, ARVO Abstract 4085, 2020)

OK-101[1] reduced corneal pain response similar to gabapentin[2] (GBP), a commonly used drug for neuropathic pain



Pain Reducing Efficacy (%)
70
60
50
40
30
20
10
0
Veh.
Gabapentin
OK-101
Vehicle
Gabapentin
OK-101
Vehicle
Gabapentin
OK-101
Day 7 Post Surgery
Day 10 Post Surgery
Day 14 Post Surgery

[1]Topical administration (0.04%) 6 times daily
[2]Administered by intraperitoneal injection, 100 mg/kg once at Day 4, 7, 10, and 14)

Dry Eye Disease: Overview

~700,000,000
Worldwide patients

~20,000,000
US patients

~34%
+50 yrs old affected



Source: Papas et al. Ophthalmic Physiol Opt. 2021;41:1254
Aggarwal & Galor. 2018 F1000Research, 7:1952
Farrand et al. AJO. 2017;182:90
Dana et al, AJO 2019,202:47

OKYO PHARMA

Ocular Surface Damage

Lack of moisture and lubrication resulting in progressive damage to the ocular surface

Inflammation & Hyperpermeability

Inflammation and hyperpermeability leads to chronic symptoms of pain, itchiness, burning, and potential visual impairment

---

Dry Eye Disease Growth & Digital Screen Time

Long-term use of contact lenses and increasing digital screen time means the incidence of dry eye disease will continue to grow

Dry Eye Disease (DED) Market Opportunity

- Global DED[*] market approximately $5.22 billion in 2019 and expected to reach $6.54 billion by 2027.
- DED causes approximately $3.8 billion annually in healthcare costs and represents a major economic burden to public healthcare, accounting for more than $50 billion[†] to the US economy annually.
- Present-day drugs inadequately treat DED - arguing that a drug that is more effective will further increase market size.

[*] Market Research Report, Dry Eye Syndrome Market, FBI102413, Dec. 2020
[†] Yu J et al, Cornea. 2011; 30: 379

Dry Eye: Standard of Care & Short Comings of Current Treatments

5 FDA approved drugs on market

	Comments[1]
Restasis (0.05% cyclosporine) Allergan	Delayed response, up to 6 months to improve symptoms, burning sensation when instilled [2] **70.8% patients do not refill Rx at Month 12**
Xiidra (5% LFA-1 antagonist) Novartis	Eye irritation and burning sensation, change in taste [2] **64.4% patients do not refill Rx at Month 12**
Cequa (0.09% Cyclosporine) Sun Pharma	Burning, pain upon instillation, blurry vision, UTI (side effects on label)
Eysuvis (0.25% Loteprednol) Kala Pharma	Short-term treatment only (maximum 2 weeks)
Tyrvaya (0.03 mg Varenicline/ inhalation) Oyster Point	Sneezing, cough & throat irritation (side effects on label)

[1] Side Effect profiles from Drug Labels, [2] White DE, et al. Clinical Ophthalmology 2019:13 2285

Short Comings of Current Drugs

- Inadequate efficacy
- Slow onset of action
- Several side effects of current drugs demand the need for more effective drugs to treat dry eye disease

The need for more effective drugs

Investment Highlights

Topically Delivered OK-101 Drug Candidate

- Novel mechanism of action: anti-inflammatory & pain reducing activity
- Inflammation and pain are the most common symptoms of dry eye
- Strong need for new drugs for dry eye disease
- Huge market potential for new drugs for dry eye disease

Rapid Clinical Development

- IND planned for Q3/Q4 2022
- First human trial planned as Phase 2 efficacy trial in dry eye disease patients
- Phase 2 planned to enroll first patient in Q4 2022
- Topline data anticipated in Q2/Q3, 2023
- Development time to approval: 4-5 years

Capital Efficient Program

- Able to skip Phase 1 safety trial and go directly to Phase 2 safety and efficacy trial in dry eye disease patients
- Short Phase 2 trial: n = 200-250 Trial duration = 6-8 months
- Phase 2 trial designed as potential Phase 3 registration trial
- Rapid clinical development plan

Drug Development Timelines

*Average time from drug discovery through clinical development to FDA approval: >10 years

Standard development: Orals/injectables	IND →	Phase 1 (volunteers) →	Phase 2a/2b safety/efficacy →	Phase 3 2 registration trials →	NDA FILING →	FDA Approval ~ 1 year after NDA
Standard development: Topical drugs	IND →		Phase 2a/2b safety/efficacy →	Phase 3 2 registration trials →	NDA FILING →	FDA Approval ~ 1 year after NDA
OK-101: Topical drug	IND →		Phase 2 safety/efficacy →	Phase 3 1 or 2 registration trials →	NDA FILING →	FDA Approval ~ 1 year after NDA

Potential Registration Trial ↗

Potential OK-101 Development time to approval: 4 - 5 years

* PhRMA, Biopharmaceutical Research & Development: The Process Behind New Medicines (Washington, DC: PhRMA, May 2015)

OKYO Pharma announces Successful Completion of a Pre-IND Meeting with the FDA on the Development of OK-101 to Treat Dry Eye Disease

OK-101 First-in-Human Trial planned as Phase 2 Trial incorporating Primary Efficacy Endpoints covering Signs and Symptoms of Dry Eye Disease

Key points from press release:

- FDA concurred with OKYO's plan to pre-specify co-primary efficacy endpoints covering both a sign and symptom of dry eye disease in the planned DED Phase 2 clinical trial.
- Successful Phase 2 trial with pre-specified primary efficacy endpoints would accelerate timeline to new drug application (NDA).

OK-101 Development Timeline

- Skipping Phase 1
- Designing Phase 2 effectively as a Phase 3 registration trial


2022
2023
2024
IND Submission
Dry Eye Disease
Pre-IND studies
-- formulation
-- GLP safety / tox
-- clinical batch
IND Filing
Phase 2 Start:
Dry Eye Disease
6-8 months duration
Phase 3 Study #1
N = 300-600
10-12 months
Anticipated Phase 2 top-line data
Potential Registration Trial
CRO Partner
Ora

Investment Highlights

Topically Delivered OK-101 Drug Candidate

- Unique mechanism of action: anti-inflammatory & pain reducing activity
- Inflammation and pain are the most common symptoms of dry eye
- Strong need for new drugs for dry eye disease
- Huge market potential for new drugs for dry eye disease

Rapid Clinical Development

- IND planned for Q3/Q4 2022
- First human trial planned as Phase 2 efficacy trial in dry eye disease patients
- Phase 2 planned to enroll first patient in Q4 2022
- Topline data anticipated in Q2/Q3, 2023
- Development time to approval: 4-5 years

Capital Efficient Program

- Able to skip Phase 1 safety trial and go directly to Phase 2 safety and efficacy trial in dry eye disease patients
- Short Phase 2 trial: n = 200-250 Trial duration = 6-8 months
- Phase 2 trial designed as potential Phase 3 registration trial
- Rapid clinical development plan

Intellectual Property Portfolio

OK-101 Technology:

Comp. of Matter: US 10,233,219

- Issued in US to 2034 with potential patent term extension up to 2039

Dry Eye

- Method of Use: US 11,197,906
- Issued in US to 2037 with potential patent term extension up to 2041

Neuropathic Pain

- Method of Use: US11,254,720
- Issued in US to 2034 (+187 days of *PTA)

*PTA = patent term adjustment for delay in patent office

OK-201 Technology:

Comp. of Matter: US 10,899,796

- Issued in US to 2036 (+70 days of *PTA) with potential patent term extension up to 2042

Dry Eye, Pain, Inflammation

- Method of Use: US 10,899,796
- Issued in US to 2036 (+70 days of *PTA) with potential patent term extension up to 2042
- Issued European Patent on Comp. of Matter and Use for neuropathic pain, ocular pain, ocular inflammation, or dry eye: EP3373947

Experienced Team With Considerable Drug Development Expertise

Management

Gary S. Jacob, PhD

Chief Executive Officer and Director

Co-inventor and developer of Synergy's FDA-approved drug Trulance, currently marketed by Bausch Health, Inc. 35 years of experience in the pharmaceutical and biotechnology industries.

Raj Patil, PhD

Chief Scientific Officer

30 years of academic/pharmaceutical R&D experience and leadership experience at Alcon, Novartis and Ora, all leaders in Ophthalmology

Keeren Shah

Chief Financial Officer

20 years of experience in controllership, financial planning and analysis, IPO offering and variety of finance positions at Visa Inc, Arthur Andersen and BBC Worldwide

Board

Gabriele Cerrone

Chairman, Founder

Extensive experience founding, financing, restructuring, and listing multiple micro-cap biotechnology companies in oncology, infectious diseases, and molecular diagnostics

Gary S. Jacob, PhD

Chief Executive Officer and Director

35 years of experience in the pharmaceutical and biotechnology industries, R&D, operations, business development and capital financing activities

Willy Simon

Non-Executive Director

Iinternational banking experience gained in senior leadership positions at multiple financial institutions.

Bernard Denoyer

Non-Executive Director

Extensive financial management experience as Senior Vice President of Synergy Pharmaceuticals, Inc. Also served as Chief Financial Officer and Senior Vice President of META Group, Inc.

John Brancaccio

Non-Executive Director

Financial executive with extensive international and domestic experience in pharmaceutical and biotechnology companies

Capitalization Table & Balance Sheet

Capitalization Table*	ADS Equivalent**
Outstanding ordinary shares	21,144,853
Options (WAEP: £3.70)	1,113,846
Warrants (WAEP: £3.02)	563,986
Fully diluted ordinary shares	22,822,686

Balance Sheet	At September 30, 2021
Cash	$5.2m
Total Assets	$5.6m
Total Debt	$0.6m
Shareholders equity	$5m

* As of April 26, 2022
** 1 ADS represents 65 ordinary shares

OKYO Catalysts and Use of Proceeds

OKYO Catalysts	
File IND on OK-101 to treat DED patients	Q3/Q4 2022
Initiate Phase 2 trial in DED patients	Q4 2022
Report data on OK-101 results from animal model on uveitis	Q4 2022
Release top-line data from Phase 2 trial	Q3 2023
Results from Phase 2 qualify trial as potential registration trial	Q3 2023
Announce clinical plan for OK-101 post-Phase 2 trial	Q3 2023

Planned use of proceeds	
Advance OK-101 to the filing of an IND to treat DED	~ $1m
Fund the initial Phase 2 clinical trial of OK-101 in DED patients	~ $2.5m
Working capital & general corporate purposes	~ $1.5m
Total	**~ $5m**

Dry Eye Disease
and Ocular Pain

OKYO Pharma Ltd.
55 Park Lane
London W1K 1NA

Tel: +44 (0) 207 495 237

OKYO Pharma U.S. Inc.
420 Lexington Avenue, Suite 1402
New York, NY, 10170 USA

Tel: +1 (212) 209-3998

LSE: OKYO
Nasdaq: OKYO

info@okyopharma.com